CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 112 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our reports dated August 12, 2010 and August 11, 2010, relating to the financial statements and financial highlights of Putnam Small Cap Growth Fund and Putnam International Value Fund (formerly Putnam International Growth and Income Fund), respectively, each a series of Putnam Funds Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

Boston, Massachusetts
October 25, 2010